Contact: Frank Henigman Chief Financial Officer 760-929-8226

RUBIO’S® RESTAURANTS, INC. TO PRESENT AT THE ROTH
CAPITAL PARTNERS NEW YORK CONFERENCE

CARLSBAD, Calif. — August 30, 2007-- Rubio's Restaurants, Inc. (NASDAQ: RUBO) will be participating in the upcoming Roth Capital Partners Conference in New York, New York. Dan Pittard, president and chief executive officer, will present Thursday, September 6, 2007 at 1:00 p.m. Eastern Time. Frank Henigman, chief financial officer, will also be participating. The conference will be held at The Westin New York at Times Square.

Rubio’s presentation will be webcast at: http://www.wsw.com/webcast/roth13/rubo/. You can also view a copy of the presentation on our website, rubios.com, available following the presentation on September 6.

About Rubio's® Restaurants, Inc. (NASDAQ: RUBO)

Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill®. The first Rubio's® was opened in Mission Bay, a community of San Diego, in 1983 by Ralph Rubio and his father, Ray Rubio. Rubio's is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to our chargrilled marinated chicken, slow-roasted pork carnitas and carne asada, Rubio's menu features seafood items including grilled mahi mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily. The menu includes Street Tacos(SM), burritos, salads and bowls, tacos, quesadillas, HealthMex® offerings which are lower in fat and calories, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises more than 160 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at rubios.com.